Exhibit 99.1

     Gulf Island Fabrication, Inc. Reports Third Quarter Earnings

    HOUMA, La.--(BUSINESS WIRE)--Oct. 22, 2003--Gulf Island Fabrication, Inc. (NASDAQ: GIFI) today reported net income of $4.0 million ($.34 diluted EPS) on revenue of $63.3 million for its third quarter ended September 30, 2003, compared to net income of $3.8 million ($.32 diluted EPS) on revenue of $40.3 million for the third quarter ended September 30, 2002. Net income for the first nine months of 2003 was $9.6 million ($.81 diluted EPS) on revenue of $147.5 million, compared to net income of $6.9 million ($.59 diluted EPS), before a cumulative effect of change in accounting principle, on revenue of $100.6 million for the first nine months of 2002.
    At September 30, 2003, the company had a revenue backlog of $75.5 million and a labor backlog of approximately 900 thousand man-hours remaining to work.


                  SELECTED BALANCE SHEET INFORMATION
                            (in thousands)

                                           September 30, December 31,
                                               2003          2002
                                           ------------  ------------
Cash and short-term investments                $ 19,574      $ 24,450
Total current assets                             80,925        65,032
Property, plant and equipment, at cost, net      58,855        47,471
Total assets                                    140,427       113,148
Total current liabilities                        29,214        12,705
Debt                                                  0             0
Shareholders' equity                            105,181        94,976
Total liabilities and shareholders' equity      140,427       113,148


    Gulf Island Fabrication, Inc., based in Houma, Louisiana, is a leading fabricator of offshore drilling and production platforms, offshore living quarters and other specialized structures used in the development and production of offshore oil and gas reserves. The Company also offers offshore interconnect pipe hook-up, inshore marine construction, manufacture and repair of pressure vessels, and steel warehousing and sales.


                     GULF ISLAND FABRICATION, INC.
             CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
                 (in thousands, except per share data)

                               Three Months Ended   Nine Months Ended
                                  September 30,       September 30,
                               ------------------- -------------------
                                 2003      2002      2003      2002
                               --------  --------  --------  --------

Revenue                        $ 63,329  $ 40,255  $147,505  $100,554
Cost of revenue                  56,072    33,483   129,630    87,504
                               --------  --------  --------  --------
Gross profit                      7,257     6,772    17,875    13,050
General and administrative
 expenses                         1,234     1,103     3,568     3,029
                               --------  --------  --------  --------
Operating income                  6,023     5,669    14,307    10,021

Other income (expense):
   Interest expense                  (7)      (15)      (30)      (32)
   Interest income                   39       152       170       479
   Other                             15         1        19        58
                               --------  --------  --------  --------
                                     47       138       159       505
                               --------  --------  --------  --------

Income before income taxes        6,070     5,807    14,466    10,526

Income taxes                      2,037     1,974     4,892     3,579
                               --------  --------  --------  --------
Net income before cumulative
 effect of change in
 accounting principle             4,033     3,833     9,574     6,947

Cumulative effect of change in
 accounting principle (1)             -         -         -    (4,765)
                               --------  --------  --------  --------
Net income                     $  4,033  $  3,833  $  9,574  $  2,182
                               ========  ========  ========  ========

Per share data:
   Basic earnings (loss) per
    share:
    Net income before
     cumulative effect of
     change in accounting
     principle                 $   0.34  $   0.33  $   0.81  $   0.59
    Cumulative effect of
     change in accounting
     principle (1)                    -         -         -     (0.41)
                               --------  --------  --------  --------
        Basic earnings (loss)
         per share             $   0.34  $   0.33  $   0.81  $   0.19
                               ========  ========  ========  ========

   Diluted income (loss) per
    share: (2)
    Net income before
     cumulative effect of
     change in accounting
     principle                 $   0.34  $   0.32  $   0.81  $   0.59
    Cumulative effect of
     change in accounting
     principle (1)                    -         -         -     (0.40)
                               --------  --------  --------  --------
        Diluted earnings
         (loss) per share      $   0.34  $   0.32  $   0.81  $   0.18
                               ========  ========  ========  ========

      Weighted-average
       shares                    11,787    11,744    11,774    11,727
      Effect of dilutive
       securities: employee
       stock options                100        71       119        87
                               --------  --------  --------  --------
      Adjusted weighted-average
       shares (2)                11,887    11,815    11,893    11,814
                               ========  ========  ========  ========
Depreciation and amortization
 included in expense above     $  1,353  $  1,150  $  3,887  $  3,439
                               ========  ========  ========  ========

(1) Included in the first quarter ended March 31, 2002, the Company recorded a $4.8 million non-cash charge for the impairment of goodwill resulting from the adoption of Statement of Financial Accounting Standards Board No.142, "Goodwill and Other Intangible Assets".

(2) The calculation of diluted earnings per share assumes that all stock options are exercised and that the assumed proceeds are used to purchase shares at the average market price for the period.

    CONTACT: Gulf Island Fabrication Inc., Houma
             Kerry J. Chauvin, 985-872-2100
             or
             Joseph "Duke" Gallagher, 985-872-2100